Exhibit 2.2

Consolidated Financial Statements

(In U.S. dollars)

CONSTELLATION

SOFTWARE INC.

For the years ended December 31, 2014 and 2013

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

December 31, 2014

The accompanying consolidated financial statements of Constellation Software Inc. (“Constellation”) and its subsidiaries and all the information in Management’s Discussion and Analysis are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards (“IFRS”). The consolidated financial statements include certain amounts that are based on the best estimates and judgements of management and in their opinion present fairly, in all material respects, Constellation’s financial position, results of operations and cash flows, in accordance with IFRS. Management has prepared the financial information presented elsewhere in the Management’s Discussion and Analysis and has ensured that it is consistent with the consolidated financial statements, or has provided reconciliations where inconsistencies exist.

Management of Constellation has developed and maintains a system of internal controls, which is supported by the internal audit function. Management believes the internal controls provide reasonable assurance that material transactions are properly authorized and recorded, financial records are reliable and form a basis for the preparation of consolidated financial statements and that Constellation’s material assets are properly accounted for and safeguarded.

The Board of Directors carries out its responsibility for the consolidated financial statements principally through its Audit Committee. This committee meets with management and the Company’s independent auditors to review the Company’s reported financial performance and to discuss audit, internal controls, accounting policies, and financial reporting matters. The consolidated financial statements were reviewed by the Audit Committee and approved by the Board of Directors.

The consolidated financial statements have been audited by KPMG LLP, the external auditors, in accordance with Canadian generally accepted auditing standards on behalf of the shareholders. KPMG LLP has full and free access to the Audit Committee.

February 25, 2015

“Mark Leonard”	“Jamal Baksh”
President	Chief Financial Officer

KPMG LLP	Telephone	(416) 228-7000
Yonge Corporate Centre	Fax	(416) 228-7123
4100 Yonge St.	Internet	www.kpmg.ca
Suite 200
North York, ON M2P 2H3

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Constellation Software Inc.

We have audited the accompanying consolidated financial statements of Constellation Software Inc., which comprise the consolidated statements of financial position as at December 31, 2014 and December 31, 2013, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Constellation Software Inc. as at December 31, 2014 and December 31, 2013 and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

Chartered Professional Accountants, Licensed Public Accountants

February 25, 2015

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.. KPMG Canada provides services to KPMG LLP.

KPMG Confidential

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Financial Position

(In thousands of U.S. dollars)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash	$70,679	$77,967
Equity security available-for-sale (note 5)	—	780
Accounts receivable	200,056	191,446
Work in progress	51,483	55,728
Inventories (note 6)	25,246	21,145
Other assets (note 7)	63,294	65,115

	410,758	412,181
Non-current assets:
Property and equipment (note 8)	37,227	36,017
Deferred income taxes (note 15)	60,763	71,673
Other assets (note 7)	36,942	36,171
Intangible assets (note 9)	887,435	981,662

	1,022,367	1,125,523

Total assets	$1,433,125	$1,537,704

Liabilities and Shareholders’ Equity
Current liabilities:
Bank indebtedness (note 10)	$66,326	$477,170
TSS membership liability (note 12)	17,345	—
Accounts payable and accrued liabilities	244,996	260,585
Dividends payable (note 16)	21,192	21,031
Deferred revenue	347,336	306,213
Provisions (note 13)	13,399	11,887
Acquisition holdback payments	22,665	26,496
Income taxes payable	25,588	5,474

	758,847	1,108,856
Non-current liabilities:
Bank indebtedness (note 10)	149,654	—
TSS membership liability (note 12)	30,515	—
Debentures (note 11)	78,642	—
Deferred income taxes (note 15)	107,275	112,780
Acquisition holdback payments	3,603	4,203
Other liabilities (note 7)	44,758	45,866

	414,447	162,849

Total liabilities	1,173,294	1,271,705

Shareholders’ equity (note 16):
Capital stock	99,283	99,283
Accumulated other comprehensive income	(19,290)	449
Retained earnings	179,838	166,267

	259,831	265,999
Subsequent events (notes 16 and 28)

Total liabilities and shareholders’ equity	$1,433,125	$1,537,704

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Income

(In thousands of U.S. dollars, except per share amounts)

	Years ended December 31,
	2014	2013
Revenue
License	$118,868	$101,666
Professional services	396,128	256,749
Hardware and other	139,340	127,886
Maintenance and other recurring	1,015,008	724,475

	1,669,344	1,210,776
Expenses
Staff	881,587	643,672
Hardware	79,532	73,475
Third party license, maintenance and professional services	152,191	102,377
Occupancy	41,043	29,309
Travel	50,144	44,724
Telecommunications	16,356	14,208
Supplies	36,827	22,023
Professional fees	22,844	17,633
Other, net	24,278	19,593
Depreciation	16,462	9,944
Amortization of intangible assets	173,186	119,144

	1,494,450	1,096,102
Foreign exchange loss (gain)	10,528	(768)
Share in net (income) loss of equity investee (note 7)	(830)	(780)
Finance and other income (note 18)	(4,109)	(1,041)
Bargain purchase gain	(2,246)	(8,111)
Finance costs (note 18)	16,680	7,124

	20,023	(3,576)
Income before income taxes	154,871	118,250
Current income tax expense (recovery)	51,542	22,528
Deferred income tax expense (recovery)	231	2,587

Income tax expense (recovery) (note 14)	51,773	25,115

Net income	103,098	93,135

Earnings per share
Basic and diluted (note 19)	$4.87	$4.39

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Comprehensive Income

(In thousands of U.S. dollars, except per share amounts)

	Years ended December 31,
	2014	2013
Net income	$103,098	$93,135
Items that are or may be reclassified subsequently to net income:
Net change in fair value of available-for-sale financial asset during the year	93	310
Net change in fair value of derivatives designated as hedges during the year	(546)	—
Amounts reclassified to profit during the year related to realized gains on available-for-sale financial asset	(574)	—
Foreign currency translation differences from foreign operations	(18,871)	(1,535)
Current income tax recovery (expense)	35	53
Deferred income tax recovery (expense)	124	—

Other comprehensive (loss) income for the year, net of income tax	(19,739)	(1,172)

Total comprehensive income for the year	$83,359	$91,963

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Changes in Equity

(In thousands of U.S. dollars)

Year ended December 31, 2014
	Capital	Accumulated other comprehensive			Total accumulated other	Retained	Total
	stock	income/(loss)			comprehensive	earnings
					income/(loss)
		Cumulative translation account	Amounts related to gains/losses on derivatives designed as hedges	Amounts related to gains/losses on available- for-sale financial assets
Balance at January 1, 2014	$99,283	$(32)	$—	$481	$449	$166,267	$265,999
Total comprehensive income for the year
Net income	—	—	—	—	—	103,098	103,098
Other comprehensive income (loss)
Net change in fair value of available-for-sale financial asset during the year	—	—	—	93	93	—	93
Net change in fair value of derivatives designated as hedges during the year	—	—	(546)	—	(546)	—	(546)
Amounts reclassified to profit during the year related to realized gains on available-for-sale financial assets	—	—	—	(574)	(574)	—	(574)
Foreign currency translation differences from foreign operations	—	(18,871)	—	—	(18,871)	—	(18,871)
Current tax recovery (expense)	—	35	—	—	35	—	35
Deferred tax recovery (expense)	—	(12)	136	—	124	—	124

Total other comprehensive income (loss) for the year	—	(18,848)	(410)	(481)	(19,739)	—	(19,739)

Total comprehensive income (loss) for the year	—	(18,848)	(410)	(481)	(19,739)	103,098	83,359

Transactions with owners, recorded directly in equity
Dividends to shareholders of the Company (note 16)	—	—	—	—	—	(84,768)	(84,768)
Fair value of rights offered to shareholders of the Company (note 16)						(4,759)	(4,759)

Balance at December 31, 2014	$99,283	$(18,880)	$(410)	$—	$(19,290)	$179,838	$259,831

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Changes in Equity

(In thousands of U.S. dollars)

Year ended December 31, 2013
	Capital	Accumulated other comprehensive			Total accumulated other	Retained	Total
	stock	income/(loss)			comprehensive	earnings
					income/(loss)
		Cumulative translation account	Amounts related to gains/losses on derivatives designed as hedges	Amounts related to gains/losses on available- for-sale financial assets
Balance at January 1, 2013	$99,283	$1,450	$—	$171	$1,621	$157,900	$258,804
Total comprehensive income for the year
Net income	—	—	—	—	—	93,135	93,135
Other comprehensive income (loss)
Net change in fair value of available-for-sale financial assets during the year	—	—	—	310	310	—	310
Amounts reclassified to profit during the year related to realized gains on available-for-sale financial assets	—	—	—	—	—	—	—
Foreign currency translation differences from foreign operations	—	(1,535)	—	—	(1,535)	—	(1,535)
Current tax recovery (expense)	—	53	—	—	53	—	53
Deferred tax recovery (expense)	—	—	—		—	—	—

Total other comprehensive income for the year	—	(1,482)	—	310	(1,172)	—	(1,172)

Total comprehensive income for the year	—	(1,482)	—	310	(1,172)	93,135	91,963

Transactions with owners, recorded directly in equity
Dividends to shareholders of the Company (note 16)	—	—	—	—	—	(84,768)	(84,768)

Balance at December 31, 2013	$99,283	$(32)	$—	$481	$449	$166,267	$265,999

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Year ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$103,098	$93,135
Adjustments for:
Depreciation	16,462	9,944
Amortization of intangible assets	173,186	119,144
Share in net (income) loss of equity investee	(830)	(780)
Finance and other income	(4,109)	(1,041)
Finance costs	16,680	7,124
Bargain purchase gain	(2,246)	(8,111)
Income tax expense	51,773	25,115
Foreign exchange loss (gain)	10,528	(768)
Change in non-cash operating working capital exclusive of effects of business combinations (note 26)	(1,713)	519
Income taxes paid	(21,367)	(23,988)

Net cash flows from operating activities	341,462	220,293
Cash flows from (used in) financing activities:
Interest paid	(12,877)	(3,428)
Increase (decrease) in bank indebtedness, net	(233,513)	432,645
Credit facility transaction costs	(7,166)	(343)
Proceeds from issuance of debentures (note 11)	81,233	—
Proceeds from issuance of TSS membership liability (note 12)	48,503	—
Dividends paid	(84,768)	(84,768)

Net cash flows from (used in) in financing activities	(208,588)	344,106
Cash flows from (used in) investing activities:
Acquisition of businesses, net of cash acquired (note 4)	(98,688)	(501,095)
Post-acquisition settlement payments, net of receipts	(22,952)	(21,771)
Proceeds from sale of available-for-sale equity securities	873	—
Interest and dividends received	788	348
Proceeds from sale of assets	153	5,690
Property and equipment purchased	(13,868)	(11,100)

Net cash flows used in investing activities	(133,694)	(527,928)
Effect of foreign currency on cash and cash equivalents	(6,468)	183

Increase (decrease) in cash and cash equivalents	(7,288)	36,654
Cash, beginning of year	77,967	41,313

Cash, end of year	$70,679	$77,967

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

Notes to the consolidated financial statements

1.	Reporting entity	15.	Deferred tax assets and liabilities
2.	Basis of presentation	16.	Capital and other components of equity
3.	Significant accounting policies	17.	Revenue
4.	Business acquisitions	18.	Finance income and finance costs
5.	Equity security available-for-sale	19.	Earnings per share
6.	Inventories	20.	Capital risk management
7.	Other assets and liabilities	21.	Financial risk management and financial instruments
8.	Property and equipment	22.	Operating leases
9.	Intangible assets and goodwill	23.	Operating segments
10.	Bank indebtedness	24.	Contingencies
11.	Debentures	25.	Guarantees
12.	TSS membership liability	26.	Changes in non-cash operating working capital
13.	Provisions	27.	Related parties
14.	Income taxes	28.	Subsequent events

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

1. Reporting entity

Constellation Software Inc. (“Constellation”) is a company domiciled in Canada. The address of Constellation’s registered office is 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada. The consolidated financial statements of Constellation as at and for the fiscal years ended December 31, 2014 and December 31, 2013 comprise Constellation and its subsidiaries (together referred to as the “Company”) and the Company’s interest in associates. The Company is engaged principally in the development, installation and customization of software relating to the markets listed below, and in the provision of related professional services and support.

Public Sector:

Public transit operators	Asset management	Municipal systems
Para transit operators	Fleet and facility management	School administration
School transportation	District attorney	Public safety
Non-emergency medical	Taxi dispatch	Healthcare
Ride share	Benefits administration	Rental
Local government	Insurance	Electric utilities
Agri-business	Collections management	Court
Marine asset management	Water utilities	School and special library
Communications Higher education	Credit unions	Drink distribution

Private Sector:

Private clubs & daily fee golf courses	Lease management	Window manufacturers
Construction	Winery management	Cabinet manufacturers
Food services	Buy here pay here dealers	Made-to-order manufacturers
Health clubs	RV and marine dealers	Window and other dealers
Moving and storage	Pulp & paper manufacturers	Multi-carrier shipping
Metal service centers	Real estate brokers and agents	Supply chain optimization
Attractions	Outdoor equipment dealers	Multi-channel distribution
Leisure centers	Pharmaceutical and biotech manufacturers	Wholesale distribution
Education	Healthcare electronic medical records	Third party logistics warehouse management systems
Radiology & laboratory information systems	Homebuilders	Retail management and distribution
Product licensing	Event management	Association management
Tire distribution	Salons and spas	Public housing authorities
Housing finance agencies	Municipal treasury & debt systems	Real estate brokers and agents
Tour operators	Auto clubs	Home and community care
Long-term care	Textiles and apparel

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

2. Basis of presentation

(a) Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs), issued and outstanding as of February 25, 2015, the date the Board of Directors approved such financial statements.

(b) Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for certain assets and liabilities initially recognized in connection with business combinations, and derivative financial instruments, which are measured at fair value.

(c) Functional and presentation of currency

The consolidated financial statements are presented in U.S. dollars, which is Constellation’s functional currency.

(d) Use of estimates and judgements

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Estimates are based on historical experience and other assumptions that are considered reasonable in the circumstances. The actual amount or values may vary in certain instances from the assumptions and estimates made. Changes will be recorded, with corresponding effect in profit or loss, when, and if, better information is obtained.

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year are included in the following notes:

Note 3(k) – Revenue recognition

Note 3(a)(i) - Business combinations

Note 3(m) - Income taxes

Note 3(i) - Impairment

Note 3(d) - Intangible assets

Note 24 – Contingencies

Critical judgements that management has made in the process of applying accounting policies disclosed herein and that have a significant effect on the amounts recognized in the consolidated financial statements relates to the (i) determination of functional currencies for Constellation’s subsidiaries and, most notably, in respect of businesses acquired during the period; (ii) assessment as to whether certain customer contract obligations and deliverables related to multiple-element arrangements have stand-alone value to the customer; (iii) recognition of deferred tax assets; and (iv) recognition of provisions.

•

Functional currency - management applies judgement in situations where primary and secondary indicators are mixed. Primary indicators such as the currency that mainly influence sales prices are given priority before considering secondary indicators.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

•

Revenue recognition and separation of customer contract obligations and deliverables – management applies judgement when assessing whether certain deliverables in a customer arrangement should be included or excluded from the unit of account to which contract accounting is applied. The judgement is typically related to the sale and inclusion of third party hardware and licenses in a customer arrangement and involves an assessment that principally addresses whether the deliverable has stand-alone value to the customer that is not dependent upon other components of the arrangement.

•

The presentation of revenue and related costs on a gross or net basis – management assess whether the Company is the primary obligor in the arrangement involving third party services, license and/or maintenance, which is generally consistent with the Company retaining fulfillment, inventory, and credit risks, among others.

•

Deferred tax assets - The recognition of deferred tax assets is based on forecasts of future taxable profit. The measurement of future taxable profit for the purposes of determining whether or not to recognize deferred tax assets depends on many factors, including the Company’s ability to generate such profits and the implementation of effective tax planning strategies. The occurrence or non-occurrence of such events in the future may lead to significant changes in the measurement of deferred tax assets.

•

Provisions - In recognizing provisions, the Company evaluates the extent to which it is probable that it has incurred a legal or constructive obligation in respect of past events and the probability that there will be an outflow of benefits as a result. The judgements used to recognize provisions are based on currently known factors which may vary over time, resulting in changes in the measurement of recorded amounts as compared to initial estimates.

3. Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements unless otherwise indicated.

The significant accounting policies have been applied consistently by the Company‘s subsidiaries.

(a) Basis of consolidation

(i) Business combinations

Acquisitions have been accounted for using the acquisition method required by IFRS 3. Goodwill arising on acquisition is measured as the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, if any, less the net recognized amount of the estimated fair value of identifiable assets acquired and liabilities assumed (subject to certain exemptions to fair value measurement principles such as deferred tax assets or liabilities), all measured as of the acquisition date. When the excess of the consideration transferred less the assets and liabilities acquired is negative, a bargain purchase gain is recognized immediately in profit or loss. Transaction costs that the Company incurs in connection with a business combination are expensed as incurred.

The Company uses its best estimates and assumptions to accurately value assets and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, and these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with a corresponding offset to goodwill. Upon conclusion of the measurement period or final determination of the values

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to profit or loss. For a given acquisition, the Company may identify certain pre-acquisition contingencies as of the acquisition date and may extend its review and evaluation of these pre-acquisition contingencies throughout the measurement period in order to obtain sufficient information to assess these contingencies as part of acquisition accounting, as applicable.

(ii) Consolidation methods

Entities over which the Company has control are fully consolidated from the date that control commences until the date that control ceases. Entities over which the Company has significant influence (investments in “associates”) are accounted for under the equity method. Significant influence is assumed when the Company’s interests are 20% or more, unless qualitative factors overcome this assumption.

Associates are those entities in which the Company has significant influence, but not control, over the financial and operating policies. Investments in associates are recognized initially at cost, inclusive of transaction costs. The Company’s investment includes goodwill identified on acquisition, net of any accumulated impairment losses. The consolidated financial statements include the Company’s share of the income and expenses and equity movement of equity accounted investees, from the date that significant influence commences until the date that significant influence ceases.

(iii) Transactions eliminated on consolidation

Intra-company balances and transactions, and any unrealized income and expenses arising from intra-company transactions, are eliminated in preparing the consolidated financial statements.

(b) Foreign currency translation

(i) Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of subsidiaries of the Company at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are re-measured to the functional currency at the exchange rate at that date. Foreign currency differences arising on re-measurement are recognized through profit or loss, except for differences arising on the retranslation of available-for-sale equity instruments, which are recognized in other comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Foreign currency gains and losses are reported in profit and loss on a net basis. The effect of currency translation adjustments on cash and cash equivalents is presented separately in the statements of cash flows and separated from investing and financing activities when deemed significant.

(ii) Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to U.S. dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated to U.S. dollars using average exchange rates for the month during which the transactions occurred. Foreign currency differences are recognized in other comprehensive income in the cumulative translation account.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

Foreign currency differences are recognized and presented in other comprehensive income and in the foreign currency translation adjustment in equity. However, if the operation is a non-wholly owned subsidiary, then the relevant proportionate share of the translation difference is allocated to the non-controlling interest when applicable.

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which its substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income in the cumulative amount of foreign currency translation differences. If, and when, settlement plans change or deemed likely to occur, then the accounting process in (b)(i) above is applied. When a foreign operation payable or receivable classified as a net investment is partially or fully disposed, the proportionate share of the cumulative amount in the translation reserve related to that foreign operation is transferred to profit or loss as part of the profit or loss on disposal. The Company has elected not to treat repayments of monetary items receivable or payable to a foreign operation as a disposition.

(c) Financial Instruments

The Company’s financial instruments comprise cash, equity securities, accounts receivables, derivatives in the form of foreign exchange forward contracts and cash flow hedges, bank indebtedness, debentures, Total Specific Solutions B.V. (“TSS”) membership liability, accounts payable and accrued liabilities, dividends payable and holdback liabilities on acquisitions.

Financial assets are recognized in the consolidated statement of financial position if we have a contractual right to receive cash or other financial assets from another entity. Financial assets, including accounts receivable, are derecognized when the rights to receive cash flows from the investments have expired or were transferred to another party and the Company has transferred substantially all risks and rewards of ownership.

All financial liabilities are recognized initially on the date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

(i) Non-derivative financial assets

Non-derivative financial assets are classified in the following categories at the time of initial recognition based on the purpose for which the financial assets were acquired:

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale and that are not classified within loans and receivables or financial assets at fair value through profit or loss. The Company’s investments in equity securities are classified as available-for-sale financial assets. Subsequent to initial recognition, they are measured at fair value and changes therein, other than impairment losses which are recognized in profit or loss, are recognized, net of income taxes, in other comprehensive income and presented within shareholders’ equity in the fair value reserve. When an investment is disposed of and derecognized, the cumulative gain or loss in other comprehensive income is transferred to profit or loss for the period.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

The fair value of the available-for-sale financial assets is determined by reference to their quoted closing bid price at the reporting date.

Loans and receivables

Loans and receivables, which comprise accounts receivables, are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value inclusive of any directly attributable transaction costs and subsequently carried at amortized cost using the effective interest method, less any impairment losses. They are included in current assets, except for those with maturities greater than 12 months after the balance sheet date, which are classified as non-current assets.

(ii) Non-derivative financial liabilities

Financial liabilities include bank indebtedness, TSS membership liability, debentures, accounts payable and accrued liabilities, provisions, dividends payable, and holdbacks on acquisitions. Financial liabilities are generally recognized initially at fair value, typically being transaction price, plus any directly attributable transaction costs and subsequently measured at amortized cost using the effective interest method. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled, or expire.

(iii) Capital Stock

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares are recognized as a deduction from equity, net of tax.

(iv) Derivatives

The Company’s derivatives are carried at fair value and are reported as assets when they have a positive fair value and as liabilities when they have a negative fair value.

Changes in the fair values of derivative financial instruments are reported in the consolidated statements of income, except for cash flow hedges that meet the conditions for hedge accounting. The portion of the gain or loss on the hedging instruments that are determined to be an effective hedge are recognized directly in other comprehensive income, and the ineffective portion in the statements of income. The gains or losses deferred in other comprehensive income in this way are subsequently recognized in the statements of income in the same period in which the hedged underlying transaction or firm commitment is recognized in the statement of income. In order to qualify for hedge accounting, the Company is required to document in advance the relationship between the item being hedged and the hedging instrument. The Company is also required to document and demonstrate an assessment of the relationship between the hedged item and the hedging instrument, which shows that the hedge will be highly effective on an ongoing basis. This effectiveness testing is re-performed at the end of each reporting period to ensure that the hedge remains highly effective.

(d) Intangible assets

(i) Goodwill

Goodwill that arises upon the acquisition of subsidiaries is included in intangible assets. For measurement of goodwill at initial recognition, including the recognition of bargain purchase gains, refer to note 4. After initial recognition, goodwill is measured at cost less any accumulated impairment losses, with the carrying value being reviewed for impairment at least annually and whenever events or changes in circumstances indicate that the

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

carrying value may be impaired. In respect of equity accounted investees, the carrying amount of goodwill is included in the carrying amount of the investment, and an impairment loss on such an investment is not allocated to any asset, including goodwill, that forms part of the carrying amount of the equity accounted investee. No such losses have been recognized during the year.

The impairment test methodology is based on a comparison between the higher of fair value less costs to sell and value-in-use of each of the Company’s business units (considered as the grouping of cash generating units (“CGU”) at which level the impairment test is performed) and the net asset carrying values (including goodwill) of the Company’s business units. Within the Company’s reporting structure, business units generally reflect one level below the six operating segments (Volaris, Harris, Total Specific Solutions, Jonas, Perseus (previously known as Homebuilder), and Vela Operating Groups). In determining the recoverable amount, the Company applies an estimated market valuation multiple to the business unit’s most recent annual recurring revenues, which are derived from combined software/support contracts, transaction revenues, and hosted products. Valuation multiples applied by management for this purpose reflect current market conditions specific to the business unit and are assessed for reasonability by comparison to the Company’s current and past acquisition experience involving ranges of revenue-based multiples required to acquire representative software companies. In addition, in certain instances, the recoverable amount is determined using a value-in-use approach which follows the same valuation process that is undertaken for the Company’s business acquisitions. An impairment is recognized if the carrying amount of a CGU exceeds its estimated recoverable amount.

(ii) Acquired intangible assets

The Company uses the income approach to value acquired technology and customer relationship intangible assets. The income approach is a valuation technique that calculates the estimated fair value of an intangible asset based on the estimated future cash flows that the asset can be expected to generate over its remaining useful life.

The Company utilizes the discounted cash flow (“DCF”) methodology which is a form of the income approach that begins with a forecast of the annual cash flows that a market participant would expect the subject intangible asset to generate over a discrete projection period. The forecasted cash flows for each of the years in the discrete projection period are then converted to their present value equivalent using a rate of return appropriate for the risk of achieving the intangible assets’ projected cash flows, again, from a market participant perspective. The present value of the forecasted cash flows are then added to the present value of the residual value of the intangible asset (if any) at the end of the discrete projection period to arrive at a conclusion with respect to the estimated fair value of the subject intangible assets.

Specifically, the Company relies on the relief-from-royalty method to value the acquired technology and the multiple-period excess earnings (“MEEM”) method to value customer relationship assets.

The underlying premise of the relief-from-royalty method is that the fair value of the technology is equal to the costs savings (or the “royalty avoided”) resulting from the ownership of the asset by the avoidance of paying royalties to license the use of the technology from another owner. Accordingly the income forecast reflects an estimate of a fair royalty that a licensee would pay, on a percentage of revenue basis, to obtain a license to utilize the technology.

The MEEM method isolates the cash flows attributable to the subject asset by utilizing a forecast of expected cash flows less the returns attributable to other enabling assets, both tangible and intangible.

Other intangible assets that are acquired by the Company and have finite useful lives are measured at cost, being reflective of fair value, less accumulated amortization and impairment losses. Subsequent expenditures are capitalized only when it increases the future economic benefits that form part of the specific asset to which it relates and other criteria have been met. Otherwise all other expenditures are recognized in profit or loss as incurred.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date that they are acquired and available for use, since this most closely reflects the expected usage and pattern of consumption of the future economic benefits embodied in the asset. To determine the useful life of the technology assets, the Company considers the length of time over which it expects to earn or recover the majority of the present value of the related intangible assets. The estimated useful lives for the current and comparative periods are as follows:

Technology assets	2 to 12 years
Customer assets	5 to 20 years
Trademarks	20 years
Backlog	Up to 1 year
Non-compete agreements	Life of agreement

Amortization methods, useful lives and the residual values are reviewed at least annually and are adjusted as appropriate.

(iii) Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss as an expense as incurred.

Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalized only if the product or process is technically and commercially feasible, if development costs can be measured reliably, if future economic benefits are probable, if the Company intends to use or sell the asset and the Company intends and has sufficient resources to complete development. To date, no material development expenditures have been capitalized.

For the year ended December 31, 2014, $245,923 (2013 – $177,021) of research and development costs have been expensed in profit or loss. These costs are net of estimated investment tax credits, recognized as part of other, net expenses through profit or loss of $14,392 for the year ended December 31, 2014 (2013 – $7,998).

(e) Property and equipment

(i) Recognition and measurement

Items of property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes initial and subsequent expenditures that are directly attributable to the acquisition of the related asset. When component parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment, where applicable.

(ii) Depreciation

Depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property and equipment.

The estimated useful lives for the current and comparative periods are as follows:

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

Asset	Rate
Computer hardware	3-5 years
Computer software	1 year
Furniture and equipment	5 years
Leasehold improvements	Shorter of the estimated useful life and the term of the lease
Building	50 years

Depreciation methods, useful lives and residual values are reviewed at each financial year end or more frequently as deemed relevant, and adjusted where appropriate.

(f) Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in first-out principle, and includes expenditures incurred in acquiring the inventories, production and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

(g) Work in progress

Work in progress represents the gross unbilled amount expected to be collected from customers for contract work performed to date. It is measured at cost plus profit recognized to date less progress billings and recognized losses, if any.

Work in progress is presented in the statement of financial position for all contracts in which costs incurred plus recognized profits exceed progress billings. If progress billings exceed costs incurred plus recognized profits, then the excess is presented as deferred revenue in the statement of financial position.

(h) Other non-current liabilities

Other non-current liabilities consists principally of the non-current portion of lease incentives, non-compete obligations, certain acquired contract liabilities, deferred revenue, provisions and contingent consideration recognized in connection with business acquisitions to be settled in cash, which are discounted for measurement purposes.

(i) Impairment

(i) Financial assets (including receivables)

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

Objective evidence that financial assets are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, or indications that a debtor or issuer will enter bankruptcy.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

The Company considers evidence of impairment for receivables at both a specific and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired, together with receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account against receivables. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

Impairment losses on available-for-sale equity securities are recognized by transferring the cumulative loss that has been recognized in other comprehensive income, and presented in unrealized gains/losses on available-for-sale financial assets in equity, to profit or loss. The cumulative loss that is removed from other comprehensive income and recognized through profit or loss is the difference between the acquisition cost, and the current fair value, less any impairment loss previously recognized through profit or loss. Any subsequent recovery in the fair value of an impaired available-for-sale equity security is recognized in other comprehensive income. If, in a subsequent period, the fair value of an impaired available-for-sale debt security increases and the increase can be related objectively to an event occurring after the impairment loss was recognized in profit or loss, then the impairment loss is reversed, with the amount of the reversal recognized in profit or loss.

(ii) Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than inventories (which is addressed in note 3(f)) and deferred tax assets (which is addressed in note 3(m)), are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, the recoverable amount is estimated annually on December 31 of each fiscal year.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing the value in use, the Company uses discounted cash flows which are determined using a pre-tax discount rate specific to the asset or CGU. The discount rate used reflects current market conditions including risks specific to the assets. Significant estimates within the cash flows include recurring revenue growth rates and operating expenses. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets, which for the Company’s purposes is typically representative of the business unit level within the corporate and management structure. For the purposes of goodwill impairment testing, goodwill acquired in a business combination is allocated to the CGU, or the group of CGUs, that is expected to benefit from the synergies of the combination.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets (such as intangible assets and property and equipment) in the CGU (group of units) on a pro rata basis.

Goodwill that forms part of the carrying amount of an investment in an associate is not recognized separately and, therefore, is not tested for impairment separately. Instead, the entire amount of the investment in an associate is tested for impairment as a single asset when there is objective evidence that the investment in an associate may be impaired.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

An impairment loss in respect of goodwill is not reversed. In respect of other non-financial assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been previously recognized.

(j) Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are measured at the estimated future cash flows required to settle the present obligation, based on the most reliable evidence available at the reporting date. The estimated cash flows are discounted at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The amortization of the discount is recognized as part of finance costs.

(k) Revenue recognition

Revenue represents the fair value of consideration received or receivable from customers for goods and services provided by the Company, net of discounts and sales taxes. The Company reports revenue under four revenue categories being, License, Hardware and other, Professional Services, and Maintenance and other recurring revenue.

Typically, the Company’s software license agreements are multiple-element arrangements as they may also include maintenance, professional services, and hardware. Multiple-element arrangements are recognized as the revenue for each unit of accounting is earned based on the relative fair value of each unit of accounting as determined by an internal analysis of prices or by using the residual method. A delivered element is considered a separate unit of accounting if it has value to the customer on a standalone basis, and delivery or performance of the undelivered elements is considered probable and substantially under the Company’s control. If these criteria are not met, revenue for the arrangement as a whole is accounted for as a single unit of accounting. Where company-specific objective evidence of fair value cannot be determined for undelivered elements, the Company determines fair value of the respective element by estimating its stand-alone selling price, which is also applied for the presentation as part of the revenue categories noted above when certain of those elements are deemed to be a single unit of accounting.

The Company typically sells or licenses software on a perpetual basis, but also licenses software for a specified period. Revenue from short-term time-based licenses, which usually include support services during the license period, is recognized rateably over the license term. Revenue from multi-year time based licenses that include support services, whether separately priced or not, is recognized rateably over the license term unless a substantive support service renewal rate exists; if this is the case, the amount allocated to the delivered software is recognized as software revenue based on the residual approach once the revenue criteria have been met. In those instances where the customer is required to renew mandatory support and maintenance in order to maintain use of the licensed software over the license term, the Company recognizes the consideration attributable to the license and support for the initial term of the arrangement attributable to the license and support over the initial term and recognizes revenue for the support renewal fees in subsequent years over the respective renewal periods.

Revenue from the license of software involving significant implementation or customization essential to the functionality of the Company’s product, or from the sales of hardware where software is essential to its functionality, is recognized under the percentage-of-completion method of contract accounting based either on the achievement of contractually defined milestones or based on labour hours. Any probable losses are recognized immediately in

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

profit or loss. In certain situations where the outcome of an arrangement cannot be estimated reliably, costs associated with the arrangement are recognized as incurred. In this situation, revenues are recognized only to the extent of the costs incurred that are probable of recovery.

A portion of the Company’s sales, categorized as hardware and other revenue, are accounted for as product revenue. Product revenue is recognized when the Company has an executed agreement, the product has been delivered and costs can be measured reliably, the amount of the fee to be paid by the customer is fixed and determinable, and the collection of the related receivable is deemed probable from the outset of the arrangement. If for any of the product or service offerings, the Company determines at the outset of an arrangement that the amount of revenue cannot be measured reliably, and the Company concludes that the inflow of economic benefits associated with the transaction is not probable, then the revenue is deferred until the arrangement fee becomes due and payable by the customer. If, at the outset of an arrangement, the Company determines that collectability is not probable, and the Company concludes that the inflow of economic benefits associated with the transaction is not probable, then revenue recognition is deferred until the earlier of when collectability becomes probable or payment is received. If collectability becomes unlikely before all revenue from an arrangement is recognized, the Company recognizes revenue only to the extent of the fees that are successfully collected unless collectability becomes reasonably assured again. If a customer is specifically identified as a collection risk, the Company does not recognize revenue except to the extent of the fees that have already been collected.

Revenue related to the customer reimbursement of travel related expenses incurred during a project implementation is included in the hardware and other revenue category. Revenue is recognized as costs are incurred which is consistent with the period in which the costs are invoiced. Reimbursable travel expenses incurred for which an invoice has not been issued, are recorded as part of work in progress on the statement of financial position.

Maintenance and other recurring revenue primarily consists of fees charged for customer support on software products post-delivery and also includes, to a lesser extent, recurring fees derived from combined software/support contracts, transaction revenues, managed services, and hosted products. The company-specific fair value of maintenance is typically derived from rates charged to renew these services after an initial period. Maintenance revenue remaining to be recognized in profit or loss is recognized as deferred revenue in the statements of financial position when amounts have been billed in advance and the term of the service period has commenced.

Professional Services revenue including implementation, training and customization of software is recognized by the stage of completion of the arrangement determined using the percentage of completion method noted above or as such services are performed as appropriate in the circumstances. The revenue and profit of fixed price contracts is recognized on a percentage of completion basis when the outcome of a contract can be estimated reliably. When the outcome of the contract cannot be estimated reliably, the amount of revenue recognized is limited to the cost incurred in the period. Losses on contracts are recognized as soon as a loss is foreseen by reference to the estimated costs of completion.

Management exercises judgement in determining whether a contract’s outcome can be estimated reliably. Management also applies estimates in the calculation of future contract costs and related profitability as it relates to labour hours and other considerations, which are used in determining the value of amounts recoverable on contracts and timing of revenue recognition. Estimates are continually and routinely revised based on changes in the facts relating to each contract. Judgement is also needed in assessing the ability to collect the corresponding receivables.

The timing of revenue recognition often differs from contract payment schedules, resulting in revenue that has been earned but not billed. These amounts are included in work in progress. Amounts billed in accordance with customer contracts, but not yet earned, are recorded and presented as part of deferred revenue.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

(l) Finance income and finance costs

Finance income comprises interest income, gains on the disposal of available-for-sale financial assets, dividend income, and changes in the fair value of financial assets at fair value through profit or loss. Interest income is recognized as it accrues through profit or loss, using the effective interest method.

Finance costs comprise interest expense on borrowings, increases in the value of the TSS membership liability, amortization of the discount on provisions, fair value losses on financial assets at fair value through profit or loss, and impairment losses recognized on financial assets other than trade receivables. Transaction costs attributable to the Company’s bank indebtedness are recognized in finance costs using the effective interest method.

(m) Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected taxes payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to taxes payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for temporary differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax is measured at tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits, difference in tax bases in the purchaser’s tax jurisdiction and its cost as reported in the consolidated financial statements as a result of an intra-group transfer of assets and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(n) Investment tax credits

The Company is entitled to both non-refundable and refundable investment tax credits for qualifying research and development activities. Investment tax credits are accounted for as a reduction of the related expenditure for items of a period expense nature or as a reduction of property and equipment for items of a capital nature when the amount is reliably estimable and the Company has reasonable assurance regarding compliance with the relevant objective conditions and that the credit will be realized.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

(o) Segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. The operating results of all operating segments are reviewed regularly by the Company’s President and Chairman of the Board of Directors to make decisions about resources to be allocated to the segment and assessing their performance.

The Company has six operating segments, referred to as Operating Groups by the Company, being Volaris, Harris, Total Specific Solutions, Jonas, Perseus, and Vela. The operating segments are aggregated by applying the aggregation criteria in IFRS 8, Operating Segments, into two reportable segments Public (Volaris, Harris, TSS Operating Groups) and Private (Jonas, Perseus, Vela Operating Groups).

Segment operating results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly interest-bearing borrowings and related expenses, and corporate assets and expenses and are included as part of the other segment when reconciling to the Company’s consolidated totals.

Segment capital expenditures are the total cost incurred during the period to acquire segment assets, being property and equipment and intangibles that are expected to be used for more than one year.

Corporate head office operating expenses, which exclude the unallocated items noted above, are allocated on a consistent basis to the Company’s operating segments based on the operating segment’s percentage of total consolidated revenue for the allocation period.

(p) Earnings per share

The Company presents basic and diluted earnings per share data for its ordinary shares, being common shares. Basic earnings per share is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period, adjusted for treasury shares held. Diluted earnings per share is determined by adjusting the profit or loss attributable to shareholders of ordinary shares and the weighted average number of shares outstanding, adjusted for the effects of all dilutive potential ordinary shares.

(q) Short-term employee benefits

Short-term employee benefit obligations, including wages, benefits, incentive compensation, and compensated absences are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid and settled under the Company’s employee incentive compensation plan if the Company has legal or constructive obligation to pay this amount at the time bonuses are paid as a result of past service provided by the employee, and the obligation can be estimated reliably.

(r) Lease payments

Payments made under operating leases are recognized in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expense over the term of the lease.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

(s) New standards and interpretations adopted

Amendments to IAS 32, Offsetting Financial Assets and Liabilities

IAS 32 has been amended to include additional presentation requirements for financial assets and liabilities that can be offset in the statement of financial position. The Company adopted the amendments to IAS 32 in its consolidated financial statements for the annual period beginning January 1, 2014. The adoption of the amendments did not have a material impact on the financial statements.

Recoverable Amount Disclosures for Non-Financial Assets (Amendments to IAS 36)

In May 2013, the IASB issued Recoverable Amount Disclosures for Non-Financial Assets (Amendments to IAS 36). The amendments apply retrospectively for annual periods beginning on or after January 1, 2014. The IASB has issued amendments to reverse the unintended requirement in IFRS 13 Fair Value Measurement to disclose the recoverable amount of every cash-generating unit to which significant goodwill or indefinite-lived intangible assets have been allocated. Under the amendments, recoverable amount is required to be disclosed only when an impairment loss has been recognized or reversed. The Company adopted the amendments in its financial statements for the annual period beginning on January 1, 2014. As the amendments impact certain disclosure requirements only, the adoption of the amendments did not have a material impact on the financial statements.

(t) New standards and interpretations not yet adopted

IFRS 9 Financial Instruments

IFRS 9 replaces the guidance in IAS 39 Financial Instruments: Recognition and Measurement, on the classification and measurement of financial assets. The Standard eliminates the existing IAS 39 categories of held to maturity, available-for-sale and loans and receivable.

Financial assets will be classified into one of two categories on initial recognition:

•	financial assets measured at amortized cost; or

•	financial assets measured at fair value.

Gains and losses on remeasurement of financial assets measured at fair value will be recognized in profit or loss, except that for an investment in an equity instrument which is not held-for-trading, IFRS 9 provides, on initial recognition, an irrevocable election to present all fair value changes from the investment in other comprehensive income (OCI). The election is available on an individual share-by-share basis. Amounts presented in OCI will not be reclassified to profit or loss at a later date. IFRS 9 also includes a new general hedge accounting standard which will align hedge accounting more closely with risk management.

The standard has a mandatory effective date for annual periods beginning on or after January 1, 2018 with early adoption permitted. The extent of the impact of adoption of the amendments has not yet been determined.

Annual Improvements to IFRS

In December 2013, the IASB issued narrow-scope amendments to a total of nine standards. Most of the amendments will apply prospectively for annual periods beginning on or after July 1, 2014. The Company intends to apply these amendments in its financial statements for the annual periods beginning on January 1, 2015. The extent of the impact of adoption of the amendments has not yet been determined.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

IFRS 15 Revenue from Contracts with Customers

On May 28, 2014 the IASB issued IFRS 15 Revenue from Contracts with Customers. The new standard is effective for fiscal years beginning on or after January 1, 2017 and is available for early adoption. The standard contains a single model that applies to contracts with customers. The Company intends to adopt IFRS 15 in its financial statements for the annual period beginning on January 1, 2017. The extent of the impact of adoption of the standard has not yet been determined.

4. Business acquisitions

(a) During the year ended December 31, 2014, the Company completed twenty-three acquisitions for aggregate cash consideration of $115,270 plus cash holdbacks of $17,346 and contingent consideration with an estimated fair value of $7,988 resulting in total consideration of $140,604. The contingent consideration is payable on the achievement of certain financial targets in the post-acquisition period. The obligation for contingent consideration for acquisitions during the year ended December 31, 2014 has been recorded at its estimated fair value at the various acquisition dates. The estimated fair value of the applicable contingent consideration is calculated using the weighted probability of the expected contingent consideration to be paid and inclusion of a discount rate as appropriate. As part of these arrangements, which include both maximum, or capped, and unlimited contingent consideration amounts, the estimated increase to the initial consideration is not expected to exceed a maximum of $7,988. Aggregate contingent consideration of $23,534 (December 31, 2013 - $18,452) has been reported in the statement of financial position at its estimated fair value relating to applicable acquisitions completed in the current and prior periods. Changes made to the estimated fair value of contingent consideration are included in other expenses, net in the consolidated statements of income. A credit of $1,114 has been recorded for the year ended December 31, 2014, as a result of such changes (charge of $263 for the year ended December 31, 2013).

There were no acquisitions during the period that were deemed to be individually significant. Of the twenty-three acquisitions, the Company acquired 100% of the shares of sixteen businesses and acquired the net assets of the other seven businesses. The cash holdbacks are payable over a two year period and are adjusted, as necessary, for such items as working capital or net tangible asset assessments, as defined in the agreements, and claims under the respective representations and warranties of the purchase and sale agreements.

The acquisitions during the year include software companies catering to the following markets; fleet and facility management, local government, health clubs, asset management, para transit operators, metal service centres, tour operators, auto clubs, home and community care, long-term care, public transit operators, salons and spas, food services, textiles and apparel, credit unions, drink distribution, public safety, homebuilders, healthcare, higher education and communications all of which are software businesses similar to existing businesses operated by the Company. The acquisitions have been accounted for using the acquisition method with the results of operations included in these consolidated financial statements from the date of each acquisition. Twelve of the acquisitions have been included in the Public reportable segment and eleven have been included in the Private reportable segment.

The goodwill recognized in connection with these acquisitions is primarily attributable to the application of Constellation’s best practices to improve the operations of the companies acquired, synergies with existing businesses of Constellation, and other intangibles that do not qualify for separate recognition including assembled workforce. Goodwill in the amount of $492 is expected to be deductible for income tax purposes.

A bargain purchase gain totalling $2,246 arose on one of the acquisitions because the fair value of the separately identifiable assets and liabilities exceeded the total consideration paid, principally due to the acquisition of certain assets that will benefit the Company that had limited value to the seller. The bargain purchase gain has been recorded in profit or loss in the consolidated statement of income.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

The gross contractual amounts of acquired receivables was $27,858; however the Company has recorded an allowance of $1,087 as part of the acquisition accounting to reflect contractual cash flows that are not expected to be collected.

Due to the complexity and timing of certain acquisitions made, the Company is in the process of determining and finalizing the estimated fair value of the net assets acquired as part of the acquisitions closed during 2014. The amounts determined on a provisional basis generally relate to net asset assessments and measurement of the assumed liabilities, including acquired contract liabilities. The cash consideration associated with these provisional estimates totals $115,270.

The aggregate impact of acquisition accounting applied in connection with business acquisitions in the year ended December 31, 2014 is as follows:

	Public Sector	Private Sector	Consolidated
Assets acquired:
Cash	$9,181	$7,401	$16,582
Accounts receivable	16,421	10,350	26,771
Other current assets	4,436	4,344	8,780
Property and equipment	2,062	3,160	5,222
Other non-current assets	17	189	206
Deferred income taxes	664	269	933
Technology assets	63,781	30,530	94,311
Customer assets	16,115	17,624	33,739

	112,677	73,867	186,544
Liabilities assumed:
Current liabilities	6,170	11,760	17,930
Deferred revenue	13,047	9,322	22,369
Deferred income taxes	5,116	6,079	11,195
Other non-current liabilities	164	211	375

	24,497	27,372	51,869
Goodwill	2,088	6,087	8,175
Excess of fair value of net assets acquired	(2,246)	—	(2,246)
over consideration paid

Total consideration	$88,022	$52,582	$140,604

(b) The 2014 business acquisitions had no significant impact on revenues or net income for the year ended December 31, 2014. There was also no significant impact on the Company’s revenues or net income on a pro-forma basis for the year ended December 31, 2014.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

5. Equity security available-for-sale

At December 31, 2013, the Company held an investment in a public company listed in the U.S., which develops and sells software solutions. The investment had been designated as available-for-sale. The Company sold 100% of its investment during the year ended December 31, 2014 for cash consideration totalling $873 and an aggregate gain on sale of $574 was recognized in net income.

	December 31, 2014		December 31, 2013
	Cost	Fair Value	Cost	Fair Value
Common shares	$—	$—	$300	$780

6. Inventories

	December 31, 2014	December 31, 2013
Raw materials	$12,969	$4,877
Work in progress	1,625	912
Finished goods	10,652	15,356

Total	$25,246	$21,145

No inventories were carried at fair value less cost to sell, and the carrying amount of inventories subject to retention of title clauses was $nil as at December 31, 2014 and 2013.

Raw materials and changes in finished goods and work in progress recognized as hardware expenses in the statements of income amounted to $74,046 (2013: $68,383). The write-down of inventories to net realizable value amounted to $1,051 (2013: $1,150). The reversal of write-downs amounted to $136 (2013: $1,225). Write-downs and reversals of write-downs are based on the Company’s projected sales. The write-down and reversal are included in hardware expenses.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

7. Other assets and liabilities

(a) Other assets

	December 31, 2014	December 31, 2013
Prepaid and other current assets	$41,228	$40,814
Investment tax credits recoverable	13,810	11,178
Sales tax receivable	2,402	5,777
Other receivables	5,854	7,346

Total current assets	$63,294	$65,115

Investment tax credits recoverable	$11,828	$10,900
Non-current trade and other receivables	10,622	11,235
Equity accounted investees (i)	14,242	13,886
Work in progress	250	150

Total non-current assets	$36,942	$36,171

(i) Equity accounted investees

The Company’s share of net income in its investments currently being accounted for as equity investees was $830 (2013: $780). Dividends received for the year totalled $474 (2013: $348). The carrying value of the Company’s investment in the equity accounted investee as at December 31, 2014 was $14,242 (December 31, 2013 - $13,886).

(b) Other liabilities

	December 31, 2014	December 31, 2013
Contingent consideration	$18,101	$15,810
Acquired contract liabilities	8,213	8,934
Other non-current liabilities	18,444	21,122

Total non-current liabilities	$44,758	$45,866

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

8. Property and equipment

	Computer hardware	Computer software	Furniture and equipment	Leasehold improvements	Building	Total
Cost
Balance at January 1, 2013	$29,775	$15,275	$14,290	$6,677	$4,998	$71,015
Additions	4,326	1,592	2,985	2,197	—	11,100
Acquisitions through business combinations	7,224	2,674	3,447	2,604	—	15,948
Disposals / retirements	(3,671)	(1,621)	(792)	(607)	(1,439)	(8,130)
Effect of movements in foreign exchange	178	15	(17)	(54)	(42)	80

Balance at December 31, 2013	$37,832	$17,935	$19,913	$10,817	$3,517	$90,013

Balance at January 1, 2014	$37,832	$17,935	$19,913	$10,817	$3,517	$90,013
Additions	9,112	1,963	2,033	731	29	13,868
Acquisitions through business combinations	1,403	1,707	2,635	461	93	6,299
Disposals / retirements	(434)	(66)	(619)	(28)	80	(1,067)
Effect of movements in foreign exchange	(1,465)	(705)	(889)	(648)	(394)	(4,101)

Balance at December 31, 2014	$46,448	$20,834	$23,073	$11,333	$3,325	$105,012

Depreciation and impairment losses
Balance at January 1, 2013	$22,495	$13,597	$9,572	$3,921	$130	$49,715
Depreciation charge for the year	4,781	2,189	1,949	918	107	9,944
Disposals / retirements	(3,304)	(1,137)	(515)	(482)	(108)	(5,547)
Effect of movements in foreign exchange	(79)	14	(20)	(25)	(6)	(116)

Balance at December 31, 2013	$23,893	$14,663	$10,986	$4,332	$123	$53,996

Balance at January 1, 2014	$23,893	$14,663	$10,986	$4,332	$123	$53,996
Depreciation charge for the year	8,590	3,049	3,001	1,715	107	16,462
Disposals / retirements	(393)	(63)	(460)	(2)	—	(918)
Effect of movements in foreign exchange and other	(582)	(484)	(531)	(121)	(37)	(1,755)

Balance at December 31, 2014	$31,508	$17,165	$12,996	$5,924	$193	$67,785

Carrying amounts:
At January 1, 2013	$7,280	$1,678	$4,718	$2,756	$4,868	$21,300
At December 31, 2013	$13,939	$3,272	$8,927	$6,485	$3,394	$36,017
At January 1, 2014	$13,939	$3,272	$8,927	$6,485	$3,394	$36,017
At December 31, 2014	$14,940	$3,669	$10,077	$5,409	$3,132	$37,227

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

9. Intangible assets and goodwill

	Technology Assets	Customer Assets	Backlog	Non- compete agreements	Trademarks	Goodwill	Total
Cost
Balance at January 1, 2013	$508,049	$183,087	$14,798	$2,726	$—	$91,225	$799,885
Acquisitions through business combinations	285,715	274,736	1,659	—	8,673	129,411	700,194
Effect of movements in foreign exchange	(1,940)	(1,105)	56	(42)	—	333	(2,698)

Balance at December 31, 2013	$791,824	$456,718	$16,513	$2,684	$8,673	$220,969	$1,497,381

Balance at January 1, 2014	$791,824	$456,718	$16,513	$2,684	$8,673	$220,969	$1,497,381
Acquisitions through business combinations	93,852	33,510	2	—	—	13,221	140,585
Effect of movements in foreign exchange	(29,207)	(29,418)	(167)	(46)	(1,013)	(14,270)	(74,121)

Balance at December 31, 2014	$856,469	$460,810	$16,348	$2,638	$7,660	$219,920	$1,563,845

Accumulated amortization and impairment losses
Balance at January 1, 2013	$286,519	$94,770	$13,598	$2,643	$—	$—	$397,530
Amortization for the year	86,677	30,239	2,145	83	—	—	119,144
Impairment charge	—	—	—	—	—	—	—
Effect of movements in foreign exchange	(704)	(264)	55	(42)	—	—	(955)

Balance at December 31, 2013	$372,492	$124,745	$15,798	$2,684	$—	$—	$515,719

Balance at January 1, 2014	$372,492	$124,745	$15,798	$2,684	$—	$—	$515,719
Amortization for the year	129,001	43,050	716	—	419	—	173,186
Effect of movements in foreign exchange	(9,272)	(3,011)	(166)	(46)	—	—	(12,495)

Balance at December 31, 2014	$492,221	$164,784	$16,348	$2,638	$419	$—	$676,410

Carrying amounts
At January 1, 2013	$221,530	$88,317	$1,200	$83	$—	$91,225	$402,355
At December 31, 2013	$419,332	$331,973	$715	$—	$8,673	$220,969	$981,662
At January 1, 2014	$419,332	$331,973	$715	$—	$8,673	$220,969	$981,662
At December 31, 2014	$364,248	$296,026	$—	$—	$7,241	$219,920	$887,435

Impairment testing for cash-generating units containing goodwill

The annual impairment test of goodwill was performed as of December 31, 2014 and 2013 and did not result in any impairment loss. For the purpose of impairment testing, goodwill is allocated to the Company’s business units included in each operating segment, which represent the lowest level within the Company at which goodwill is monitored for internal management purposes, which is not higher than the Company’s operating segments. There was no goodwill reallocated to the Company’s business units that was deemed to be significant in comparison to the carrying amount of goodwill as at December 31, 2014.

The Company has three CGUs whereby the total goodwill allocated is significant in comparison to the Company’s total carrying amount of goodwill. The total goodwill allocated to each of these CGUs as at December 31, 2014 is $26,485, $27,312 and $27,277 (collectively arising from our acquisition of TSS). In determining the recoverable amount, the Company applied an estimated market valuation multiple to the business unit’s most recent annual recurring revenues, which are derived from combined software/support contracts, transaction revenues, and hosted

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

products. Valuation multiples, which are Level 3 inputs, applied by management for this purpose reflect current market conditions specific to the business unit and are assessed for reasonability by comparison to the Company’s current and past acquisition experience involving ranges of revenue-based multiples required to acquire representative software companies.

10. Bank indebtedness

On March 13, 2012, the Company entered into a revolving credit facility with a syndicate of Canadian chartered banks and U.S. banks in the amount of $300,000 (December 31, 2013- $300,000). The revolving credit facility bears a variable interest rate and is due in full on February 29, 2016 with no fixed repayments required over the term to maturity. Interest rates are calculated at prime or LIBOR plus interest rate spreads based on a leverage table that considers Constellation’s indebtedness at the time. The credit facility is collateralized by substantially all of the Company’s assets including the assets of the majority of the Company’s material subsidiaries. The credit facility contains standard events of default which if not remedied within a cure period would trigger the repayment of any outstanding balance. Certain other subsidiaries also guarantee this facility. The facility is available for acquisitions, working capital needs, and other general corporate purposes and for the needs of the Company’s subsidiaries until 2016. As at December 31, 2014, $64,500 (December 31, 2013 – $149,200) had been drawn from this credit facility, and letters of credit totaling $14,051 (December 31, 2013 - $5,000) were issued, which limits the borrowing capacity on a dollar-for-dollar basis. Transaction costs associated with the line-of-credit were included as part of the carrying amount of the liability and are being amortized through profit or loss using the effective interest rate method. Amortized costs recognized in the year ended December 31, 2014 relating to this line-of-credit amounted to $516 (December 31, 2013 - $516). As at December 31, 2014 the carrying amount of such costs totaling $609 (December 31, 2013 - $1,125) has been classified as part of bank indebtedness in the consolidated statement of financial position.

On December 6, 2013, the Company amended the credit facility to facilitate the acquisition of TSS. A new one year $350,000 term facility was added solely for the purposes of funding the TSS acquisition and related expenses (the “TSS Acquisition Facility”). The TSS Acquisition Facility was non-amortizing and had an interest rate calculated at US prime or LIBOR plus interest rate spreads based on a level table consistent with the spreads applicable to Constellation’s credit facility. On December 31, 2014, the TSS Acquisition Facility expired and the outstanding balance was repaid.

On June 24, 2014 Constellation Software Netherlands Holding Cooperatief U.A. (“CNH”), a subsidiary of Constellation and the indirect owner of 100% of TSS, entered into a €150,000 term and €10,000 multicurrency revolving credit facility (the “CNH Facility”) with a number of European and North American financial institutions. The CNH Facility bears interest at a rate calculated at EURIBOR plus interest rate spreads based on a leverage table. The CNH Facility is collateralized by substantially all of the assets owned by CNH and its subsidiaries which includes substantially all of the assets of TSS and its subsidiaries. The CNH Facility contains standard events of default which if not remedied within a cure period would trigger the repayment of any outstanding balance. On June 24, 2014, €130,000 was drawn on the term component of the CNH Facility and used to repay a portion of the TSS Acquisition Facility. The terms of the CNH Facility require that €30,000 must be repaid in instalments over the next six years, and €100,000 is non-amortizing and due in seven years. The remaining €20,000 term component of the CNH Facility is currently available and if drawn must be repaid in five equal instalments starting on June 24, 2018. As at December 31, 2014 no amounts had been drawn on the €10,000 multicurrency revolving component of the CNH Facility. The revolving component of the CNH Facility is available for acquisitions, working capital needs, and other general corporate purposes until June 24, 2020. Transaction costs associated with the CNH Facility have been included as part of the carrying amount of the liability and are being amortized through profit or loss using the effective interest rate method. Amortized costs recognized in the year ended December 31, 2014 relating to this facility amounted to $504. As at December 31, 2014, the carrying amount of such costs relating to this facility totalling approximately $5,930 (€4,879) has been classified as part of bank indebtedness in the consolidated statement of financial position.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

The CNH Facility and Constellation’s credit facilities are independent of each other. The CNH Facility is not guaranteed by Constellation or its subsidiaries nor is Constellation or its subsidiaries subject to the terms of the CNH Facility other than, in each case, CNH and its subsidiaries. Similarly, CNH and its subsidiaries did not guarantee Constellation’s other credit facilities and are not subject to the provisions thereof. Constellation’s credit facilities impose limitations on the aggregate amount of investment that Constellation may make in CNH and its subsidiaries and the financial results of CNH and its subsidiaries are not included for the purposes of determining compliance by Constellation with the financial covenants in Constellation’s other credit facilities. The CNH Facility imposes limitations on the amount of distributions that CNH and its subsidiaries may make to Constellation.

11. Debentures

On October 1, 2014 and November 19, 2014, the Company issued debentures (the “Debentures”) with a total principal value of C$96,038 for total proceeds of C$91,236. The proceeds were used by the Company to pay down $81,233 of the TSS Acquisition Facility. The Debentures have a maturity date of March 31, 2040 (the “Maturity Date”). From and including the date of issue to but excluding March 31, 2015, the Debentures will bear interest at a rate of 7.4% per annum, paid quarterly in arrears. The rate from March 31, 2015 to March 30, 2016 will be 8.5%. From and including March 31, 2016 to but excluding the Maturity Date, the interest rate applicable to the Debentures will be reset on an annual basis on March 31 of each year, at a rate equal to the annual average percentage change in the All-items Consumer Price Index during the 12 month period ending on December 31 in the prior year (which amount may be positive or negative) plus 6.5%. Notwithstanding the foregoing, the interest rate applicable to the debentures will not be less than 0%. The Company may, subject to certain approvals, elect the Payment in Kind election (“PIK Election”), in lieu of paying interest in cash, to satisfy all or any portion of its interest obligation payable on an interest payment date by issuing to each Debenture holder PIK Debentures equal to the amount of the interest obligation to be satisfied. The PIK Debentures will have the same terms and conditions as the Debentures and will form part of the principal amount of the Debentures. If, on any interest payment date, the Company fails to pay the amount of interest owing on the Debentures in full in cash, the Company will not (A) declare or pay dividends of any kind on the Common Shares, nor (B) participate in any share buyback or redemption involving the Common Shares, until the date on which the Company pays such interest (or the unpaid portion thereof) in cash to holders of the Debentures; however, where the Company has issued PIK Debentures in respect of all or a portion of the amount of interest owing on the Debentures on an interest payment date, the Company may resume declaring or paying dividends of any kind on the Common Shares and participating in any share buyback or redemption involving the Common Shares beginning on the next earlier of (i) the interest payment date of which the Company pays the amount of interest owing on the Debentures in full in cash and (ii) the date on which the Company repays all amounts owing under the PIK Debenture. All payments in respect of the Debentures will be subordinated in right of payment to the prior payment in full of all senior indebtedness of the Company.

The Debentures will be redeemable in certain circumstances at the option of the Company or the holder. During the period beginning on March 16 and ending on March 31 of each year, the Company will have the right, at its option, to give notice to holders of Debentures of its intention to redeem the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for redemption. During the period beginning on March 1 and ending on March 15 of each year, holders of Debentures will also have the right, at their option, to give notice to the Company of their intention to require the Company to repurchase (or to “put”) the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for repurchase.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

12. TSS Membership Liability

On December 23, 2014, in accordance with the terms of the purchase and sale agreement for the TSS acquisition, and on the basis of the term sheets attached thereto, Constellation and the sellers of TSS along with members of TSS’ executive management team (collectively, the “minority owners”) entered into a Members Agreement pursuant to which the minority owners acquired 33.29% of the voting interests in Constellation Software Netherlands Holdings Cooperatief (the “Coop”). Proceeds from this transaction in the amount of €39,375 (US$48,503) were utilized to repay, in part, the TSS Acquisition Facility.

Commencing any time after December 31, 2014, each of the minority owners may exercise a put option to sell all or a portion of their interests in the Coop back to Constellation for an amount calculated in accordance with a valuation methodology described within the Members Agreement. Accordingly, the Company classified the proceeds from the membership agreement as a liability. The main valuation driver in such calculation is the maintenance and other recurring revenue of the Coop. Upon the exercise of a put option, Constellation would be obligated to redeem up to 33.33% of the minority owners’ interests put, no later than 30 business days from the date notice is received, and up to 33.33% on each of the first and second anniversary of the date the first redemption payment is made. In determining the valuation of the liability at December 31, 2014 we assumed the minority owners exercised their put option on December 31, 2014, and redeemed 33.33% of their interests on exercise (which is classified as a current liability), and will redeem 33.33% on each of the first and second anniversary dates. Maintenance and recurring revenue of the Coop for the fiscal year ended December 31, 2014 was used as the basis for valuing the interests at each redemption date. A similar approach will be utilized to value any interests that have not been put or called at the end of each subsequent reporting period. However, the actual maintenance and recurring revenue of the Coop for the trailing twelve months from the date of the related reporting period end will be utilized in the calculation. Any increase or decrease in the value of the membership liability will be recorded as an expense or income respectively in the Consolidated Statements of Income for the period.

The seller of TSS also has an option available to it to sell approximately 68% of its interests in the Coop, for an amount calculated in accordance with a valuation methodology described within the Members Agreement, in the event that Robin Van Poelje, TSS’ CEO, is no longer employed by TSS. The approximately 32% remaining interest can be sold via the put option described above.

In the event of a change of control in Constellation, the minority owners would have the option to sell 100% of their interests in the Coop for an amount calculated in accordance with a valuation methodology described within the Members Agreement. Constellation would be obligated to remit payment in respect thereof no later than 30 business days from the date notice is given.

Commencing at any time after December 31, 2023, Constellation may exercise a call option to purchase all of the minority owners’ interests in the Coop, for an amount calculated in accordance with a valuation methodology described within the Members Agreement. Upon exercise of the call option, the full purchase price will be paid within 30 business days of the notice date, following which the minority owners’ membership in the Coop will be terminated.

If any of TSS’ executive management team that participate in the Members agreement are terminated for urgent cause as defined in Section 7:678 of the Dutch Civil Code, Constellation shall have the right to purchase all of the interests beneficially owned by the terminated executive for an amount calculated in accordance with the a valuation methodology described with the Members Agreement. The full purchase price will be paid within 30 business days from the date notice is given, following which the terminated executive’s membership in the Coop will be terminated. An option does exist for the terminated executive to elect to be paid in annual installments of 33.33% of his interests in the Coop over a 3 year period. The valuation of the interests being purchased will be calculated at each reporting period.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

13. Provisions

At January 1, 2014	$11,959
Reversal	(1,466)
Provisions recorded during the period	17,079
Provisions used during the period	(12,689)
Effect of movements in foreign exchange and other	(1,484)

At December 31, 2014	$13,399

The provisions balance is comprised of various individual provisions for onerous contracts and other estimated liabilities of the Company of uncertain timing or amount.

14. Income taxes

(a) Tax recognized in profit or loss

	2014	2013
Tax recognized in profit or loss

Current tax expense (recovery)
Current year	$46,025	$22,065
Adjustment for prior years	5,517	463

	51,542	22,528

Deferred tax expense (recovery)

Origination and reversal of temporary differences	(2,959)	1,656
Effect of change in future tax rates	495	(342)
Change in recognized temporary differences and unrecognized tax losses	3,810	3,005
Recognition of previously unrecognized losses	(1,115)	(1,732)

	231	2,587

Total tax expense (recovery)	51,773	25,115

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

(b) Reconciliation of effective tax rate

	2014	2013
Net income for the year	$103,098	$93,135
Total tax expense	51,773	25,115

Net income before tax	154,871	118,250

Income tax expense using the Company’s statutory tax rate of 26.5% (2013 - 26.5%)	41,041	31,337
Impact on taxes from:
Foreign tax rate differential	(1,058)	(5,297)
Other, including non deductible expenses and non taxable income	3,083	(2,319)
Change in recognized temporary differences and unrecognized tax losses	3,810	3,005
Effect of change in future tax rates	495	(342)
Recognition of prior year tax losses	(1,115)	(1,732)
Under (over) provisions in prior years	5,517	463

	51,773	25,115

15. Deferred tax assets and liabilities

(a) Unrecognized deferred tax liabilities

The aggregate amount of temporary differences associated with investments in subsidiaries for which we have not recognized deferred tax liabilities is $496,684 (2013: $261,192) as the Company ultimately controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future. The temporary differences relate to undistributed earnings of that Company’s subsidiaries. Dividends declared would be subject to withholding tax in the range of 0-15% depending on the jurisdiction of the subsidiary.

(b) Unrecognized deferred tax assets

	2014	2013
Deductible temporary differences, including capital losses	$31,590	$22,517
Non capital tax losses	$66,184	$76,186

$47,890 of the non-capital tax losses expire between 2015 and 2034 and $18,294 can be carried forward indefinitely. Included in the non-capital tax losses expiring between 2015 and 2034 is $27,900 of losses that are not expected to be used to offset future taxable profit as a result of legislative restrictions in the jurisdiction where those losses exist. The deductible temporary differences and capital losses do not expire under current tax legislation. Deferred tax assets have not been recognized in respect of those items because it is not probable that future taxable profit will be available in those jurisdictions against which the Company can utilize these benefits.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

(c) Recognized deferred tax assets and liabilities

	Assets		Liabilities		Net
	2014	2013	2014	2013	2014	2013
Property, plant and equipment	1,904	11,493	(1,006)	(1,078)	898	10,415
Intangible assets	114,050	55,142	(170,734)	(136,383)	(56,684)	(81,241)
Reserves	9,915	8,688	(130)	—	9,785	8,688
Non capital loss carryforwards	6,298	17,284	—	—	6,298	17,284
SR&ED expenditure pool	1,044	6,766	—	—	1,044	6,766
Deferred revenue	4,561	1,350	(1,236)	—	3,325	1,350
Foreign and other tax credits	150	655	(4,194)	(5,382)	(4,044)	(4,727)
Contract asset	—	912	—	—	—	912
Other, including capital losses, withholding tax and foreign exchange	2,237	1,905	(9,371)	(2,459)	(7,134)	(554)

Tax assets (liabilities)	140,159	104,195	(186,671)	(145,302)	(46,512)	(41,107)
Reclassification	(79,396)	(32,522)	79,396	32,522

Net tax assets (liabilities)	60,763	71,673	(107,275)	(112,780)	(46,512)	(41,107)

This reclassification relates to the offsetting of deferred tax assets and deferred tax liabilities to the extent that they relate to the same taxing authorities and there is a legally enforceable right to do so.

(d) Movement in deferred tax balances during the year

	Balance January 1, 2014	Recognized in profit or loss	Recognized in other comprehensive income	Acquired in business combinations	Other	Balance December 31, 2014
Property, plant and equipment	10,415	(9,475)	—	(42)	—	898
Intangible assets	(81,241)	36,968	—	(12,411)	—	(56,684)
Reserves	8,688	465	—	632	—	9,785
Non-capital loss carryforwards	17,284	(11,360)	—	374	—	6,298
SR&ED expenditure pool	6,766	(5,722)	—	—	—	1,044
Deferred revenue	1,350	651	—	1,324	—	3,325
Tax credits	(4,727)	567	—	116	—	(4,044)
Contract asset	912	(912)	—	—	—	0
Other, including capital losses, withholding tax and foreign exchange	(554)	(11,413)	—	(156)	4,989	(7,134)

	(41,107)	(231)	—	(10,163)	4,989	(46,512)

	Balance January 1, 2013	Recognized in profit or loss	Recognized in other comprehensive income	Acquired in business combinations	Other	Balance December 31, 2013
Property, plant and equipment	18,556	(8,142)	—	—	1	10,415
Intangible assets	34,228	16,700	—	(132,169)	—	(81,241)
Reserves	4,191	(1,277)	—	5,774	—	8,688
Non-capital loss carryforwards	13,991	(8,262)	—	11,555	—	17,284
SR&ED expenditure pool	(1,062)	3,699	—	4,129	—	6,766
Deferred revenue	2,327	(977)	—	—	—	1,350
Tax credits	1,439	(5,085)	—	(1,081)	—	(4,727)
Contract asset	2,856	(1,944)	—	—	—	912
Other, including capital losses	(1,502)	2,701	—	380	(2,133)	(554)

	75,024	(2,587)	—	(111,412)	(2,132)	(41,107)

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

16. Capital and other components of equity

Capital Stock

At December 31, 2014 and December 31, 2013, the authorized share capital of Constellation consisted of an unlimited number of voting common shares and a limited number of non-voting preferred shares.

	Common Shares
	Number	Amount
December 31, 2013	21,191,530	$99,283
December 31, 2014	21,191,530	$99,283

Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) is comprised of the following separate components of equity:

Cumulative translation account

The cumulative translation account comprises all foreign currency differences arising from the translation of the financial statements of foreign operations, as well as foreign exchange gains and losses arising from monetary items that form part of the net investment in the foreign operation.

Amounts related to available-for-sale financial assets

Available-for-sale differences comprise the cumulative net change in the fair value of available-for-sale financial assets until the investments are sold/derecognized or impaired.

Amounts related to derivatives designated as hedges

The portion of the gain or loss on derivatives designated as hedges that are determined to be an effective hedge are recognized directly in other comprehensive income, and the ineffective portion in the income statement. The gains or losses deferred in other comprehensive income in this way are subsequently recognized in the statement of income in the same period in which the hedged underlying transaction or firm commitment is recognized in the statement of income.

Dividends

During the year ended December 31, 2014 the Board of Directors approved and the Company declared dividends of $4.00 per common share. The first dividend declared in the quarter ended March 31, 2014 representing $21,192 was paid and settled on April 4, 2014. The second dividend declared in the quarter ended June 30, 2014 representing $21,192 was paid and settled on July 3, 2014. The third declared in the quarter ended September 30, 2014 representing $21,192 was paid and settled on October 3, 2014. The fourth dividend declared in the quarter ended December 31, 2014 representing $21,192 was paid and settled on January 5, 2015.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

On August 8, 2014, the Company completed a rights offering pursuant to which existing holders of common shares of the Company were entitled to purchase up to C$100,000 aggregate principal amount of unsecured subordinated floating rate Debentures of the Company as of the close of business on August 21, 2014 (see note 11 for further details on the terms of the Debentures issued during the fourth quarter of 2014). The Company estimated the fair value of these rights to be $4,759 and recorded a distribution to shareholders for this amount.

17. Revenue

The Company sub-classifies revenue within the following components: license revenue, professional services revenue, hardware and other revenue, and maintenance and other recurring revenue. Software license revenue is comprised of license fees charged for the use of software products licensed under multiple-year or perpetual arrangements in which the fair value of maintenance and/or professional service fees are determinable. Professional service revenue consists of fees charged for implementation services, custom programming, product training and consulting. Hardware and other revenue includes the resale of third party hardware as part of customized solutions, as well as sales of hardware assembled internally and the reimbursement of travel costs. Maintenance and other recurring revenue primarily consists of fees charged for customer support on software products post-delivery and also includes recurring fees derived from combined software/support contracts, transaction revenues, managed services, and hosted products.

Revenues from the application of contract accounting are typically allocated to license revenue, professional service revenue and hardware and other revenue based on their relative fair values when the amount recognized in the period is determined using the percentage of completion method under contract accounting. During the year ended December 31, 2014 $298,885 (December 31, 2013 - $273,742) of contract revenue was recognized.

18. Finance income and finance costs

	Year ended December 31,
	2014	2013
Gain on sale of available-for-sale financial assets transferred from other comprehensive income	$(574)	$—
Gain on sale of non-current assets	(230)	(369)
Other finance income	(3,305)	(672)

Finance income	$(4,109)	$(1,041)

Interest expense on bank indebtedness	$12,434	$3,385
Amortization of debt related transaction costs	1,337	516
Other finance costs	2,909	3,223

Finance costs	$16,680	$7,124

The Company enters into forward foreign exchange contracts from time to time with the objective of mitigating volatility in profit or loss in respect of financial liabilities. During the period, the Company did not purchase any additional forward foreign exchange contracts. The Company had one forward contract outstanding as at December 31, 2013 with a value of $19,343 and the contract was settled on January 2, 2014.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

During the period, the Company entered into a three year floating-to-fixed interest rate swap to manage its cash-flow interest rate risk associated with the CNH Facility. The Company applied hedge accounting and determined that this is an effective hedge. Payments under the interest rate swap are made quarterly. The notional principal amount of the outstanding floating to fixed interest rate swap contract at December 31, 2014 was €130,000. The fair value of the interest rate swap contract at December 31, 2014 was $546.

19. Earnings per share

Basic and diluted earnings per share

	Year ended December 31,
	2014	2013
Numerator:
Net income	$103,098	$93,135
Denominator:
Basic and diluted shares outstanding	21,192	21,192
Earnings per share
Basic and diluted	$4.87	$4.39

20. Capital risk management

The Company’s objectives in managing capital are to ensure sufficient liquidity to pursue its strategy of organic growth combined with strategic acquisitions and to provide returns to its shareholders. The Company manages its capital with the objective of ensuring that there are adequate capital resources while maximizing the return to shareholders through the optimization of the debt and equity balance. The capital structure of the Company consists of cash, revolving credit facility, CNH facility, Debentures, TSS membership liability and components of shareholders’ equity including retained earnings and capital stock.

The Company is subject to certain covenants on its revolving credit facility. The covenants include a leverage ratio and an interest coverage ratio, as well as a minimum level of earnings for entities over which the lenders have security. The CNH facility is also subject to certain covenants. The covenants include a leverage ratio, debt service coverage ratio and an interest coverage ratio. The Company monitors the ratios on a quarterly basis. As at December 31, 2014, the Company is in compliance with its debt covenants. Other than the covenants required for the revolving credit facility and the CNH facility, the Company is not subject to any externally imposed capital requirements.

The Board of Directors determine if and when dividends should be declared and paid based on all relevant circumstances, including the desirability of financing further growth of the Company and its financial position at the relevant time. The Board of Directors has adopted a policy to pay quarterly dividends, which commenced in 2012. Constellation intends to declare a regular quarterly dividend to allow shareholders to participate in its free cash flow, while retaining sufficient capital to invest in acquisitions and organic growth. There is no guarantee that dividends will continue to be declared and paid in the future.

The Company makes adjustments to its capital structure in light of general economic conditions, the risk characteristics of the underlying assets and the Company’s working capital requirements. In order to maintain or adjust its capital structure, the Company, upon approval from its Board of Directors, may increase or decrease

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

dividends, increase or decrease the line of credit or undertake other activities as deemed appropriate under the specific circumstances. The Board of Directors reviews and approves any material transactions not in the ordinary course of business, as well as significant acquisitions and other major investments above pre-determined quantitative thresholds.

21. Financial risk management and financial instruments

Overview

The Company is exposed to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives for growth. The main objectives of the Company’s risk management process are to ensure that risks are properly identified and that the capital base is adequate in relation to those risks. The principal financial risks to which the Company is exposed are described below.

Market risk

Market risk is the risk that changes in market prices, such as fluctuations in the equity prices of the Company’s publicly traded investments, foreign exchange rates and interest rates, will affect the Company’s income or the value of its financial instruments.

The Company manages risk related to fluctuations in the market prices of its publicly traded investments by regularly conducting financial reviews of publicly available information to ensure that any risks are within established levels of risk tolerance. The Company does not routinely engage in risk management practices such as hedging, derivatives or short selling with respect to its publicly traded investments.

The Company is exposed to interest rate risk on the utilized portion of its revolving credit facility and its Debentures and does not currently hold any financial instruments that mitigate this risk. Management does not believe that the impact of interest rate and CPI fluctuations relative to the variable interest rate attached to the line-of-credit and its Debentures in consideration of the current and expected level of borrowings will be significant and, therefore, has not provided a sensitivity analysis of the impact of fluctuations on net and comprehensive income.

The Company is also exposed to interest rate risk on the utilized portion of its CNH Facility. As required by our lenders, the Company entered into a floating-to-fixed interest rate swap to manage its cash-flow interest rate risk associated with the CNH Facility. The notional principal amount of the outstanding floating to fixed interest rate swap contract at December 31, 2014 was €130,000.

The Company operates internationally, giving rise to exposure to market risks from changes in foreign exchange rates which impact sales and purchases that are denominated in a currency other than the respective functional currencies of certain of its subsidiaries. The Company currently does not typically use derivative instruments to hedge its exposure to those risks. Most of the Company’s businesses are organized geographically so that many of its expenses are incurred in the same currency as its revenues thus mitigating some of its exposure to currency fluctuations.

The Company enters into forward foreign exchange contracts from time to time with the objective of mitigating volatility in profit or loss in respect of Canadian dollar monetary liabilities associated with the dividend payment. During 2014, the Company did not purchase any additional forward foreign exchange contracts. The Company had one forward contract outstanding as at December 31, 2013 with a value of $19,343 and the contract was settled on January 2, 2014.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

Foreign currency sensitivity analysis:

Foreign currency risk arises on financial instruments that are denominated in a currency other than the functional currency in which they are measured. The Company’s primary exposure with respect to foreign currencies is through the Canadian dollar denominated Debentures (note 11). The carrying value of the Debentures at December 31, 2014 is $78,642 (C$91,554). If there was a 1% strengthening of the Canadian dollar against the U.S. dollar, there would be a corresponding decrease in net income before tax of $786. There would be an equal and opposite impact if there was a 1% weakening of the Canadian dollar against the U.S. dollar.

Liquidity risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they fall due or can do so only at excessive cost. The Company manages liquidity risk through the management of its capital structure and financial leverage, as outlined in note 20 to the consolidated financial statements. The Company’s growth is financed through a combination of cash flows from operations and borrowing under the existing credit facilities, TSS Membership Liability and Debentures. One of management’s primary goals is to maintain an optimal level of liquidity through the active management of the assets and liabilities as well as the cash flows from operations. The details of the Company’s revolving credit facility, CNH facility, Debentures, and TSS membership liability are disclosed in note 10, note 11 and note 12 to the consolidated financial statements. As at December 31, 2014, available credit in respect of the Company’s revolving credit facility was $221,449.

The majority of the Company’s financial liabilities recorded in accounts payable and accrued liabilities are due within 60 days. The Company also has payment processing liabilities which are settled within a few days of year-end. Included in cash is an equivalent cash balance of $10,622 (December 31, 2013 - $11,155) that is held to settle these payment processing liabilities as they become due. Holdbacks payable related to business acquisitions are due within six months to two years.

Given the Company’s available liquid resources and credit capacity as compared to the timing of the payments of liabilities, management assesses the Company’s liquidity risk to be low.

Credit risk

Credit risk represents the financial loss that the Company would experience if a counterparty to a financial instrument, in which the Company has an amount owing from the counterparty failed to meet its obligations in accordance with the terms and conditions of its contracts with the Company. The carrying amount of the Company’s financial assets, including receivables from customers, represents the Company’s maximum credit exposure.

The majority of the accounts receivable balance relates to maintenance invoices to customers that have a history of payment. In addition, a large proportion of the Company’s accounts receivable is with public sector government agencies where the credit risk has historically been assessed to be low.

The maximum exposure to credit risk for accounts receivables at the reporting date by geographic region was:

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

	December 31, 2014	December 31, 2013
United States	$107,097	$113,697
Canada	22,715	9,908
United Kingdom	19,310	14,139
Europe	40,562	47,857
Other	10,372	5,845

	$200,056	$191,446

The maximum exposure to credit risk for accounts receivable at the reporting date by reportable segment was:

	December 31, 2014	December 31, 2013
Public	138,485	142,991
Private	61,571	48,455

	$200,056	$191,446

The aging of accounts receivables at the reporting date was:

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

	December 31, 2014	December 31, 2013
Current
Gross	161,088	146,463
Impairment	(483)	(373)

Net	160,605	146,090
90-180 days
Gross	30,747	30,129
Impairment	(1,062)	(998)

Net	29,685	29,131
More than 180 days
Gross	17,930	24,437
Impairment	(8,164)	(8,212)

Net	9,766	16,225
Total accounts receivable
Gross	209,765	201,029
Impairment	(9,709)	(9,583)

Net	200,056	191,446

An allowance account for accounts receivable is used to record impairment losses unless the Company is satisfied that no recovery of the amount owing is possible; at which point the amounts are considered to be uncollectible and are written off against the specific accounts receivable amount attributable to a customer. The number of days outstanding of an individual receivable balance is the key indicator for determining whether an account is at risk of being impaired.

The movement in the allowance for impairment in respect of accounts receivable during the year ended:

	2014	2013
Balance at January 1	$9,583	$8,569
Impairment loss recognized	3,522	7,976
Impairment loss reversed	(759)	(4,007)
Amounts written off	(2,206)	(2,955)
Other movements	(431)	—

Balance at December 31	$9,709	$9,583

There is no concentration of credit risk because of the Company’s diverse and disparate number of customers with individual receivables that are not significant to the Company on a consolidated basis. In addition the Company typically requires up front deposits from customers to protect against credit risk.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

The Company manages credit risk related to cash by maintaining the majority of the Company’s bank accounts with Schedule 1 banks.

In the ordinary course of business the Company and its subsidiaries have provided performance bonds and other guarantees for the completion of certain customer contracts. The Company has not experienced a loss to date and future losses are not anticipated; therefore, no liability has been recorded in the consolidated statements of financial position related to these types of indemnifications or guarantees at December 31, 2014.

Fair values versus carrying amounts

The carrying values of cash, accounts receivable, accounts payable, accrued liabilities, the majority of acquisition holdbacks and revolving line of credit, approximate their fair values due to the short-term nature of these instruments. Bank debt is subject to market interest rates.

The Company has capitalized transaction costs associated with its current revolving credit facility and CNH Facility. As a result at December 31, 2014, the fair value of the line of credit is $64,500 and the carrying value $63,894. (December 31, 2013: fair value $149,200, carrying value $148,075). The fair value and carrying value of the TSS Acquisition Facility is $nil as at December 31, 2014 (December 31, 2013: fair value of $329,438, carrying value is $329,095). As at December 31, 2014, the fair value of the CNH Facility is $158,015 and the carrying value is $152,086. As at December 31, 2014, the fair value of the Debentures is $93,322 and the carrying value is $78,642.

The fair value of available-for-sale equity investment at the reporting date is determined by the quoted market value (note 5).

Fair value hierarchy

The table below analyzes financial instruments carried at fair value, by valuation method.

•	level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	level 2 inputs are inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly (i.e. prices) or indirectly (i.e. derived from prices); and

•	level 3 inputs are inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

In the table below, the Company has segregated all financial assets and liabilities that are measured at fair value into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.

Financial assets and financial liabilities measured at fair value as at December 31, 2014 and December 31, 2013 in the financial statements are summarized below. The Company has no additional financial liabilities measured at fair value initially other than those recognized in connection with business combinations.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

	December 31, 2014				December 31, 2013
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Equity securities	$—	$—	$—	$—	$780	$—	$—	$780

	—	—	—	—	780	—	—	780

Liabilities
Contingent consideration	$—	$—	$23,534	$23,534	$—	$—	$18,452	$18,452
Interest rate swap contract	—	546	—	546	—	—	—	—
Foreign forward exchange contract	—	—	—	—	—	179	—	179

	—	546	23,534	24,080	—	179	18,452	18,631

There were no transfers of fair value measurements between level 1, 2 and level 3 of the fair value hierarchy in the years ended December 31, 2014 and 2013.

The following table shows a reconciliation from the beginning balances to the ending balances for fair value measurements in Level 3 of the fair value hierarchy.

Balance at January 1, 2014	18,452
Increase from business acquisitions	9,728
Cash payments	(3,784)
Charges through profit or loss	(185)
Foreign exchange	(677)

Balance at December 31, 2014	23,534

Estimates of the fair value of contingent consideration is performed by the Company on a quarterly basis. Key unobservable inputs include revenue growth rates and the discount rates applied (8% to 11%). The estimated fair value increases as the annual growth rate increases and as the discount rate decreases and vice versa.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

22. Operating leases

The Company leases premises and certain equipment and automobiles under operating leases. The operating rental expense for the year ended December 31, 2014 was $32,941 (2013 - $23,151). The annual minimum lease commitments are as follows:

	December 31, 2014	December 31, 2013
Less than 1 year	$39,776	$38,306
Between 1 and 5 years	86,857	79,740
More than 5 years	23,758	21,905

Total	$150,391	$139,951

23. Operating segments

Segment information is presented in respect of the Company’s business and geographical segments. The accounting policies of the segments are the same as those described in the significant accounting policies section of these consolidated financial statements.

Reportable segments

The Company has six operating segments, referred to as Operating Groups by the Company, being Volaris, Harris, TSS, Jonas, Perseus, and Vela. The operating segments are aggregated into two reportable segments in accordance with IFRS 8 Operating Segments. The Company‘s Public Sector segment develops and distributes software solutions primarily to government and government-related customers. The Company‘s Private Sector segment develops and distributes software solutions primarily to commercial customers.

During fiscal 2013, the Company had seven operating segments. During 2014, two of the Company’s operating groups (Friedman and Emphasys) have been combined to form a new operating segment, Vela. During 2014, the operating results of Friedman and Emphasys are reviewed by the Company’s President and Chairman of the Board of Directors as a single operating group to make decisions about resources to be allocated to that operating group and assessing its performance. Vela has been included in the Private Sector. Comparatives have been restated to reflect this change.

The determination that the Company has two reportable segments is based primarily on the assessment that differences in economic cycles and procedures for securing contracts between our governmental clients and commercial, or private sector clients, are significant, thus warranting distinct segmented disclosures.

Corporate head office operating expenses are allocated to the Company’s segments based on the segment’s percentage of total consolidated revenue for the allocation period.

Intercompany expenses (income) represent Constellation head office management fees and intercompany interest charged on related borrowings to the reportable segments.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

Year ended December 31, 2014	Public Sector	Private Sector	Other	Consolidated Total
Revenue	$1,171,608	$497,736	$—	$1,669,344
Expenses
Staff	626,090	255,497	—	881,587
Hardware	65,676	13,856	—	79,532
Third party licenses, maintenance and professional services	89,742	62,449	—	152,191
Occupancy	28,021	13,022	—	41,043
Travel	36,666	13,478	—	50,144
Telecommunications	10,014	6,342	—	16,356
Supplies	29,391	7,436	—	36,827
Professional fees	16,007	6,837	—	22,844
Other, net	16,639	7,639	—	24,278
Depreciation	12,828	3,619	15	16,462
Amortization of intangible assets	115,705	57,481	—	173,186

	1,046,779	447,656	15	1,494,450
Foreign exchange (gain) loss	3,753	(429)	7,204	10,528
Equity in net (income) loss of equity investees	—	—	(830)	(830)
Finance income	(2,111)	(1,430)	(568)	(4,109)
Bargain purchase gain	(2,246)	—	—	(2,246)
Finance costs	5,708	1,863	9,109	16,680
Intercompany expenses (income)	29,651	15,543	(45,194)	—

	34,755	15,547	(30,279)	20,023
Profit before income tax	90,074	34,533	30,264	154,871
Current income tax expense (recovery)	40,567	16,377	(5,402)	51,542
Deferred income tax expense (recovery)	(6,067)	(826)	7,124	231

Income tax expense (recovery)	34,500	15,551	1,722	51,773

Net income	55,574	18,982	28,542	103,098

December 31, 2014	Public Sector	Private Sector	Other	Consolidated Total
Current assets	290,783	100,554	19,421	410,758
Current liabilities	464,839	200,381	93,627	758,847

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

Year ended December 31, 2013	Public Sector	Private Sector	Other	Consolidated Total
Revenue	$809,780	$400,996	$—	$1,210,776
Expenses
Staff	426,248	217,424	—	643,672
Hardware	64,027	9,448	—	73,475
Third party licenses, maintenance and professional services	54,378	47,999	—	102,377
Occupancy	19,777	9,532	—	29,309
Travel	34,453	10,271	—	44,724
Telecommunications	9,149	5,059	—	14,208
Supplies	16,952	5,071	—	22,023
Professional fees	11,826	5,807	—	17,633
Other, net	10,278	9,315	—	19,593
Depreciation	6,991	2,913	40	9,944
Amortization of intangible assets	74,189	44,955	—	119,144

	728,268	367,794	40	1,096,102
Foreign exchange (gain) loss	(1,222)	166	288	(768)
Equity in net (income) loss of equity investees	—	—	(780)	(780)
Finance income	(577)	(418)	(46)	(1,041)
Bargain purchase gain	(8,111)	—	—	(8,111)
Finance costs	1,111	1,238	4,775	7,124
Intercompany expenses (income)	18,924	14,192	(33,116)	—

	10,125	15,178	(28,879)	(3,576)
Profit before income tax	71,387	18,024	28,839	118,250
Current income tax expense (recovery)	13,832	12,466	(3,770)	22,528
Deferred income tax expense (recovery)	3,873	(2,211)	925	2,587

Income tax expense (recovery)	17,705	10,255	(2,845)	25,115

Net income	53,682	7,769	31,684	93,135

December 31, 2013	Public Sector	Private Sector	Other	Consolidated Total
Current assets	305,783	88,234	18,164	412,181
Current liabilities	431,702	172,026	505,128	1,108,856

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

Geographical segments

The public and private sector segments are managed on a worldwide basis, but operate in three principal geographical areas, Canada, USA, and UK/Europe.

In presenting information on the basis of geographical segments, segment revenue is based on the region in which the revenue is transacted and intellectual property is located. Segment assets are based on the geographic locations of the assets.

Year ended December 31, 2014	Canada	USA	UK/Europe	Other	Total
Revenue	$199,770	$872,439	$524,103	$73,032	$1,669,344
Non-current assets	131,897	342,883	500,541	47,046	1,022,367

Year ended December 31, 2013	Canada	USA	UK/Europe	Other	Total
Revenue	$183,105	$740,199	$246,807	$40,665	$1,210,776
Non-current assets	99,171	406,541	568,647	51,164	1,125,523

Major customers

No customer represents revenue in excess of 5% of total revenue in both years ended December 31, 2014 and 2013.

24. Contingencies

In the normal course of operations, the Company is subject to litigation and claims from time to time. The Company may also be subject to lawsuits, investigations and other claims, including environmental, labour, product, customer disputes and other matters. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not always possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies will not have a material adverse impact on the results of operations, financial position or liquidity of the Company.

On September 30, 2008, the Company acquired certain assets and liabilities of Maximus Inc.’s Asset, Justice, and Education Solutions businesses (“MAJES”) including certain long-term contracts that contained contingent liabilities that the Company believed were unlikely to exceed $16,000 in the aggregate. The contingent liabilities related to liquidated damages contractually available to customers for breaches of contracts by MAJES and for estimated damages available to customers for breaches of such contracts by MAJES where such contracts did not contain specified penalties. The contingent liabilities represented the difference between the maximum financial liabilities potentially due to customers less the amounts accrued in connection with the contracts assumed on acquisition. Beginning in February 2011, MAXIMUS Inc. (“Maximus”) and a subsidiary of the Company, as a result of receiving a letter from a customer, initiated the dispute resolution process under the customer’s contract. The customer alleged that the subsidiary of the Company and Maximus failed to provide the services and products required to be delivered under the contract. In December 2012, the subsidiary of the Company obtained a favorable arbitration ruling in the amount of $10,000 which was subsequently reduced in July 2013 to $6,000 by a court judgment. The July 2013 court ruling also resolved an additional claim filed by the customer alleging no contract existed between

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

the parties. In September 2013 the customer initiated the appeals process in relation to the July 2013 court ruling. In September 2014 the customer and the subsidiary of the Company reached a settlement resulting in the customer making a payment in the amount of $3,800 and issuing a full release from further litigation on the matter and the claim was terminated. The proceeds of $3,800 has been recorded as Professional services revenue in the consolidated statements of income. The remaining contingent liabilities related to the acquired MAJES contracts is $4,000.

In July 2012, a subsidiary of Constellation received a notice of reassessment for the 2004 taxation year from the Canadian tax authorities (“CRA”) which increased taxable income of the subsidiary by approximately $20,000 relating to a gain on the sale of property between entities under common control. As a result of the notice of reassessment, the CRA has determined that the subsidiary owes approximately $6,000 in federal tax and interest and approximately $5,000 in provincial tax and interest. In order to appeal the reassessment, the subsidiary paid $8,000 in September 2012 representing 50% of the amount owing from the federal reassessment and 100% of the amount owing from the provincial reassessment. At this stage, the Company believes the proposed reassessment is without merit and is challenging the reassessment. In February 2013 the Company filed an appeal with the Tax Court of Canada. The Company believes that it has adequately provided for the probable outcome in respect of this matter and as such no additional provision has been recorded in these financial statements during the period. There is no assurance, however, that the Company’s appeal will be successful and, if unsuccessful, the Company’s future financial results and tax expense could be adversely affected. The $8,000 payment made in September 2012 has been recorded in other non-current assets, representative of the deposit on account.

25. Guarantees

(a)

In the ordinary course of business the Company and its subsidiaries have provided performance bonds and other guarantees for the completion of certain customer contracts. The total obligations of the Company pursuant to such bonds and related contingencies total $52,144 (2013 - $49,219). No liability has been recorded in the consolidated financial statements.

(b)	As at December 31, 2014, in the normal course of business, the Company and its subsidiaries have outstanding letters of credit totalling $14,051 (2013 - $5,000).

(c)

In the normal course of business, some of the Company’s subsidiaries entered into lease agreements for facilities. As the joint lessees, the subsidiaries agree to indemnify the lessor for liabilities that may arise from the use of the leased facility. The maximum amount potentially payable under the foregoing indemnity cannot be reasonably estimated. The subsidiaries have liability insurance that relates to the indemnifications.

(d)

The Company and its subsidiaries have provided routine indemnifications to some of its customers against liability if the Company’s product infringes on a third party’s intellectual property rights. The maximum exposure from the indemnifications cannot be reasonably estimated.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2014 and 2013

26. Changes in non-cash operating working capital

	Year ended
	December 31,
	2014	2013
Decrease (increase) in accounts receivable	$5,749	$(5,737)
Decrease (increase) in work in progress	4,439	(4,703)
Decrease (increase) in other current assets	(7,417)	(15,619)
Decrease (increase) in inventory	(3,871)	(45)
Decrease (increase) in non-current assets	(958)	244
Increase (decrease) in other non-current liabilities	(2,726)	708
Increase (decrease) increase in accounts payable and accrued liabilities, excluding holdbacks from acquisitions	(21,490)	23,157
Increase (decrease) in deferred revenue	22,252	3,081
Increase (decrease) in provisions	2,309	(567)

	$(1,713)	$519

27. Related parties

Key management personnel compensation

The key management personnel of the Company, inclusive of the operating segments, are the members of the Company’s executive management team at the Company operating segments and head office and Board of Directors, and control approximately 11% of the outstanding shares of Constellation.

	Years ended December 31,
	2014	2013
Salaries, bonus and employee benefits	$12,124	$14,082

Total	$12,124	$14,082

If terminated for other than just cause, each executive officer, is entitled to either up to 12 months prior written notice or payment in an amount equal to up to 12 months salary (or in the case of the Chief Operating Officer, 12 months total compensation) at the rate in effect at the time of his or her termination. There were no post-employment benefits, other long-term benefits, or share-based payments attributed to the key management personnel in 2014 and 2013.

28. Subsequent events

On February 25, 2015 the Company declared a $1.00 per share dividend that is payable on April 3, 2015 to all common shareholders of record at close of business on March 18, 2015.